April 22, 1997

                            Line of Credit Agreement


Mr. Franklin N. Saxon
Senior Vice President & Chief Financial Officer
Culp, Inc.
P. O. Box 2686
High Point, N. C. 27261


Dear Frank:

Wachovia Bank of North Carolina, N. A. ("Bank") is pleased to offer to your company the following credit facility:

TYPE:               Revolving Line of Credit

AMOUNT:             Up to Four Million Dollars ($4,000,000.00)

PURPOSE:            For general working capital purposes.

REPAYMENT TERMS:    Interest payable monthly on the first business day of each calendar month.

TERMINATION DATE:   After closing, this line of credit will expire on May 31,
                    1998 ("Termination Date") provided however that the Termination Date shall automatically be extended for an additional three month period on each August 31, November
                    30, February 28, and May 31 (each an "Extension Date") unless the Bank has notified the Borrower in writing at least 60 days prior to an Extension Date that it will not be so extended. In no event shall the Termination Date extend beyond the "Termination Date" in effect under the Credit
                    Agreement dated April 23, 1997 between Culp, Inc. and
                    Wachovia Bank of Georgia, as Agent.

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INTEREST RATE:      The interest rate shall be the 30 day Adjusted London
                    Interbank Offered Rate ("LIBOR") plus the Applicable Margin as defined in section 2.06 of the $125,000,000.00 Credit Agreement between Culp, Inc. and Wachovia Bank of Georgia, N.A., as Agent dated April 23, 1997. The "London Interbank Offered Rate" means the rate per annum determined on the basis of the offered rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Loan offered for a term comparable to such Interest Period, which rates appear on the Telerate Page 3750 effective as of 11:00 A.M., London time, 2 Euro-Dollar Business Days prior to the first day of such Interest Period, provided that if no such offered rates appear on such page, the "London Interbank Offered Rate" for such Interest Period will be the arithmetic average (rounded upward, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than 2 major banks in New York City, selected by the Agent, at approximately 10:00 A.M., New York City time, 2 Euro Dollar Business Days prior to the first day of such Interest Period, for deposits in Dollars offered to leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such Euro-Dollar Loan.

                    The "Adjusted London Interbank Offered Rate" means, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

FINANCIAL REPORTS:  The following information will be required:

                    1. Year end audited financial statements prepared by a certified public accounting firm acceptable to the Bank.

                    2. Quarterly income statements, balance sheets, and cash flow statements.

FEES:               5,000.00 Facility fee payable upon acceptance.


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OTHER CONDITIONS:   This commitment is subject to the terms and conditions of
                    the Credit Agreement dated April 23, 1997 between Culp, Inc. and Wachovia Bank of Georgia, as Agent as amended and supplemented from time to time.

                    In no event shall either your company or the Bank be liable to the other for indirect, special, or consequential damages which may arise out of the issuance of this commitment.

                    Closing must occur by April 29, 1997.

                    All information and representations are and will be at closing accurate.

COMMITMENT          No condition or other term of this commitment may be
MODIFICATIONS:      waived or modified except by a writing signed by both your company and the Bank.

Please call me if you have any questions about the terms of this offer. If this commitment is not accepted and returned to the Bank by April 25, 1997, this commitment shall be null and void. To acknowledge your acceptance, please sign below and return to me. We look forward to working with you.

Very truly yours,



Pete T. Callahan
Senior Vice President


ACCEPTED THIS ________ DAY OF __________________, 1997:

CULP, INC.


BY:___________________________________

TITLE:  Senior Vice President and Chief Financial Officer